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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   -----------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): June 14, 2000



                                MASCO CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

       DELAWARE                                   1-5794                                   38-1794485

 (State or Other Jurisdiction          (Commission File Number)            (IRS Employer Identification No.)
    of Incorporation)

   21001 VAN BORN ROAD
    TAYLOR, MICHIGAN                                                      48180

(Address of Principal Executive Offices)                              (Zip Code)

                                 (313) 274-7400

              (Registrant's telephone number, including area code)




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         ITEM 5.  OTHER EVENTS.

         a. On June 14, 2000, the Company issued a press release announcing a modest softening of incoming orders and lower expected earnings per share. A copy of the press release is attached hereto as Exhibit 99.1.

         b. The following updates and supersedes the description of the legal proceedings contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000:

         A civil suit is pending in Superior Court in the State of Washington against Behr Process Corporation, a wholly owned subsidiary of the Company. The case involves four exterior wood coating products, which represent a relatively small part of Behr's total sales. The plaintiffs allege, among other things, that after applying these products, the wood surfaces suffered excessive mildewing in the unique humid climate of western Washington. The trial court has conditionally certified the case as a class action, including in this case all purchasers of the products who reside in nineteen counties in western Washington. Behr denies the allegations. Although Behr believes that the subject products have been purchased by thousands of consumers in western Washington, consumer complaints in the past have been relatively small compared to the total volume of products sold. In May, 2000, the court entered a default against Behr as a discovery sanction. Thereafter, the jury returned a verdict awarding damages to the named plaintiffs. The damages awarded for the eight homeowner claims (excluding one award to the owners of a vacation resort) totaled approximately $183,000, and ranged individually from $14,500 to $38,000. The awards were calculated using a formula based on the product used, the nature and square footage of wood surface and certain other allowances. Under the verdict, the same formula will be used for calculating awards on claims that may be submitted by the subject purchasers of these products. The plaintiffs have filed a motion seeking in addition treble damages up to $10,000 per claim under the Washington Consumer Protection Act. The plaintiffs have also filed a motion seeking an award of attorneys' fees. At this time, the Company is not in a position to estimate reliably the number of class members, the number of claims that may be filed or the awards that class members may seek. Behr believes that there have been numerous rulings by the trial court that constitute reversible error and that there are valid defenses to the lawsuit.

         Behr believes that there are substantial grounds for reversal and will appeal this lawsuit.

         Behr has recently received a letter from a consumer, on behalf of himself and all others similarly situated, alleging that Behr has violated the California Consumer Legal Remedies Act in the sale of exterior wood coating products. The letter requested that Behr pay all costs required to repair or replace the wood surfaces of individuals in the United States on which the products have been applied, and that Behr disgorge all of the profits received from the sale of the products. In addition, the consumer has recently filed a complaint against Behr and the Company in the San Francisco County, California Superior Court, which has not yet been served. The complaint seeks nationwide class action certification for all individuals (other than residents of the State of Washington) who purchased the subject products, and seeks unspecified compensatory and punitive damages. The Company is investigating the allegations of the letter and the complaint and believes that there are substantial grounds for denial of class certification and that there are substantial defenses to these claims.

         ITEM 7.  EXHIBITS

         Exhibit 99.1    Press release dated June 14, 2000.
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       MASCO CORPORATION


                                       By: /s/ JOHN LEEKLEY
                                           ----------------------
                                           John Leekley
                                           Senior Vice President and
                                           General Counsel



Date: June 23, 2000
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                                 Exhibit Index


Exhibit No.                Description

99.1                       Press Release